Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEMSIC, INC.

Memsic, Inc. a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. It was incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 26, 1999 and such Certificate of Incorporation has been amended pursuant to the filing of Certificates of Amendment filed in the Office of the Secretary of State of the State of Delaware on October 4, 1999, March 29, 2000, May 8, 2001, August 13, 2002, and April 13, 2004.

2. Acting by unanimous written consent, dated December 20, 2006, its Board of Directors (the “Board”) duly adopted a resolution pursuant to Sections 141(f) and 245 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment and restatement of the Certificate of Incorporation (and any and all prior amendments thereto), and declaring the proposed amendment and restatement advisable. Its stockholders duly approved and adopted the proposed amendment and restatement of the Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation, as so amended and restated, is entitled the Amended and Restated Certificate of Incorporation of Memsic, Inc. and reads in its entirety as follows:

FIRST. The name of this corporation is MEMSIC, Inc.

SECOND. The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 45,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 32,411,912 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of the holders of any then outstanding Preferred Stock.

B. AUTHORITY TO ISSUE PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C. CONVERTIBLE PREFERRED STOCK.

Thirteen Million Six Hundred Sixty-One Thousand (13,661,000) shares of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), Six Million Nine Hundred Thirty-Nine Thousand Two Hundred Forty-Six (6,939,246) shares of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (7,266,666) shares of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and Four Million Five Hundred Forty Five Thousand (4,545,000) shares of authorized shares of Preferred Stock are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, and Series C Preferred Stock, the “Convertible Preferred Stock”).

The rights, preferences, powers, privileges, restrictions, qualifications, limitations and other matters relating to the Convertible Preferred Stock are as follows:

1. Dividends.

(a) Convertible Preferred Stock. The holders of the outstanding Series D Preferred Stock shall be entitled to receive cumulative dividends (the “Series D Accruing Dividend”) at an annual rate of $0.066 per share of Series D Preferred Stock (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series D Preferred Stock (each a “Series D Recapitalization Event”)), the holders of the outstanding Series C Preferred Stock shall be entitled to receive cumulative dividends (the “Series C Accruing Dividend”) at the annual rate of $0.045 per share of Series C Preferred Stock (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series C Preferred Stock (each a “Series C Recapitalization Event”)), the holders of the outstanding Series B Preferred Stock shall be entitled to receive cumulative dividends (the “Series B Accruing Dividend”) at the annual rate of $0.0951112 per share of Series B Preferred Stock (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series B Preferred Stock (each a “Series B Recapitalization Event”)), and the holders of the outstanding Series A Preferred Stock shall be entitled to receive cumulative dividends (the “Series A Accruing Dividend”) at the annual rate of $0.044 per share of Series A Preferred Stock (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series A Preferred Stock (each a “Series A Recapitalization Event”)), which dividends, in each case, shall accrue daily in arrears, whether or not such dividends are declared by the Board of Directors or paid. The Series A

Accruing Dividend, the Series B Accruing Dividend, the Series C Accruing Dividend and the Series D Accruing Dividend (each, an “Convertible Preferred Accruing Dividend”) shall be payable when, as and if declared by the Board, out of any funds legally available therefor and prior and in preference to dividends to any other holder of capital stock of the corporation. The corporation shall not pay the Accruing Dividend for one series of Preferred Stock without simultaneously paying the Accruing Dividend for each other series of Preferred Stock. The Series A Recapitalization Events, the Series B Recapitalization Events, the Series C Recapitalization Events and the Series D Recapitalization Events are occasionally referred to herein more generally as “Recapitalization Events.”

Convertible Preferred Accruing Dividends shall accrue annually, in the case of the Series A Accruing Dividend and Series B Accruing Dividend, from and after the date of the original issuance of shares of Series B Preferred Stock, and in the case of the Series C Accruing Dividend, from and after the date of the original issuance of shares of Series C Preferred Stock, and in the case of the Series D Accruing Dividend, from and after the date of the original issuance of the Series D Preferred Stock in either case whether or not earned or declared, and shall be cumulative so that, if such dividends in respect of any previous or current dividend period, at the aforesaid rate, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid on or declared and set apart for Convertible Preferred Stock; provided, however, that the Corporation shall be under no obligation to pay any such Convertible Preferred Accruing Dividends (i) until and when so declared by the Board of Directors, or (ii) in the case of the Series A Preferred Stock and the Series B Preferred Stock, until and upon a liquidation, dissolution or winding up of the Corporation, as provided in Section C.1(a); provided, further, that unless declared by the Board of Directors, the Convertible Preferred Accruing Dividends shall not be paid upon any conversion of the Convertible Preferred Stock in accordance with Sections C.4 or C.5.

(b) Priority. No cash dividend with respect to the Corporation’s Common Stock or any other series of Preferred Stock shall be paid until any and all accrued and unpaid Convertible Preferred Accruing Dividends have been declared and paid. In addition, the Corporation shall not declare or pay any cash dividends on shares of Common Stock until the holders of the Convertible Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Convertible Preferred Stock is then convertible. Furthermore, with the exception of the Convertible Preferred Accruing Dividend, the Corporation shall not declare or pay any cash dividends on shares of any series of Convertible Preferred Stock until the holders of each other series of Convertible Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of such other series of Convertible Preferred Stock in an amount equal to the product of: (x) the amount of the dividends to be declared or paid on such series of Convertible Preferred Stock, calculated as the amount of such dividend per share of Common Stock into which each outstanding share of such series of Convertible Preferred Stock is then convertible, multiplied by (y) the number of whole shares of Common Stock into which each share of such other series of Convertible Preferred Stock is then convertible.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Convertible Preferred Stock Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (or deemed occurrence of such event pursuant to Section C.2.(c) below) (a “Liquidation Event”), the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid, pari passu out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock and any other class or series of stock ranking on liquidation junior to the Convertible Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”), by reason of their ownership thereof, an amount per share as follows: (i) with respect to the Series D Preferred Stock, an amount equal to the greater of (A) $0.55 (appropriately adjusted for any Series D Recapitalization Event), or (B) the amount per share which would be payable to the holders of Series D Preferred Stock if all of such shares had been converted into Common Stock immediately prior to such Liquidation Event, (ii) with respect to the Series C Preferred Stock, an amount equal to the greater of (A) $1.50 (appropriately adjusted for any Series C Recapitalization Event), together with an amount equal to any declared but unpaid dividends thereon, or (B) the amount per share which would be payable to the holders of Series C Preferred Stock if all of such shares had been converted into Common Stock immediately prior to such Liquidation Event; (iii) with respect to the Series B Preferred Stock, an amount equal to the greater of (A) $1.18889 (appropriately adjusted for any Series B Recapitalization Event), together with an amount equal to any accrued Series B Dividends compounded annually (whether or not declared), plus any other declared but unpaid dividends thereon, or (B) the amount per share which would be payable to the holders of Series B Preferred Stock if all of such shares had been converted into Common Stock immediately prior to such Liquidation Event; and (iv) with respect to the Series A Preferred Stock, an amount equal to the greater of (A) $0.55 (appropriately adjusted for any Series A Recapitalization Event) together with an amount equal to any accrued Series A Dividends compounded annually (whether or not declared), plus any other declared but unpaid dividends thereon, or (B) the amount per share which would be payable to the holders of Series A Preferred Stock if all of such shares had been converted into Common Stock immediately prior to such Liquidation Event (together, the “Convertible Preferred Stock Liquidation Amounts”). If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Convertible Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Convertible Preferred Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Distribution of Remaining Assets and Funds. After the payment of all amounts required to be paid to the stockholders of the Corporation in accordance with Subsection C.2(a) above, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive any remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Merger or Consolidation. Any merger or consolidation of the Corporation or a subsidiary of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority by voting power of the capital stock of the surviving or acquiring corporation) or sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section C.2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsection C.2(a) above. The amount deemed distributed to the holders of Convertible Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3. Voting.

(a) In General. Each holder of outstanding shares of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section C.4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection and C.3(c) below or by the provisions establishing any other series of Preferred Stock, holders of all outstanding series of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Protective Provisions. In addition to any other rights provided by law, for so long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-laws;

(ii) authorize or designate any class or series of capital stock having redemption rights or any rights senior to or on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as to dividends, liquidation or otherwise;

(iii) pay or declare any dividend or distribution on any shares of its capital stock (except the Convertible Preferred Accruing Dividend and dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than repurchase of Common Stock at cost upon termination of employment or service);

(iv) incur indebtedness for borrowed funds in excess of $1,000,000 in principal amount at any time outstanding;

(v) engage or enter into any business relationship or transaction (other than ordinary course employment and compensation arrangements with individual employees, consultants or independent contractors on customary terms approved by the Board) with any stockholder holding more than 500,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of any other equity security of the Corporation), officer or director of the Corporation or any of its subsidiaries, or any family member of any such person, or any entity of which any such person or family member of such person owns more than 10% of the equity interest or voting power, unless such relationship or transaction is approved by a majority of the Preferred Stock Directors and both of the Series B Directors (as defined in Section C.3(e) below);

(vi) sell, lease or otherwise dispose of all or a Substantial Portion of its assets or properties; a “Substantial Portion” shall mean assets or properties constituting more than 10% of the Corporation’s net worth as of the end of the most recently ended fiscal quarter.

(vii) voluntarily liquidate or dissolve;

(viii) enter into any merger or consolidation, or permit any subsidiary to enter into any merger or consolidation (other than one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 90% by voting power of the surviving or acquiring corporation);

(ix) amend any stock option plan or increase the number of shares available for grants of options thereunder, unless such amendment or increase is approved a majority of the Preferred Stock Directors;

(x) effect any substantial change to the nature of the Corporation’s business; or

(xi) dispose of, grant a lien on or otherwise encumber any of the Company’s material assets or intellectual property.

(c) Board of Directors. Any provision of the By-laws of the Corporation to the contrary notwithstanding, the number of directors (including the Series A Directors, Series B Directors and the Series D Director, each as defined below) constituting the entire Board of Directors of the Corporation shall initially be fixed at seven (7) and may not be increased without the consent of the holders of (i) a majority of the outstanding shares of Series D Preferred Stock, (ii) a majority of the outstanding shares of Series A Preferred Stock and (iii) two thirds (2/3) of the outstanding shares of Series B Preferred Stock.

(d) Series A Directors.

(i) So long as shares of Series A Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series A Preferred Stock shall have the exclusive right, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock, to elect two directors of the Corporation. The directors elected by the holders of Series A Preferred Stock pursuant to this Subsection C.3(d) are referred to herein as the “Series A Directors.” At any meeting held for the purpose of the holders of Series A Preferred Stock electing a Series A Director, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum for such election.

(ii) If any Series A Director shall cease to serve as a director for any reason, another director elected pursuant to this Subsection C.3(d) shall replace such director. Subject to any voting agreement in effect, any Series A Director may be removed, with or without cause, and a replacement Series A Director may be elected in his or her stead, at any time by affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, at a meeting of stockholders called for that purpose or by written consent. If a majority of the holders of the Series A Preferred Stock deliver written notice to the President or Secretary, or such other officer of the Corporation as may be authorized in the By-laws of the Corporation to give notice of meetings of stockholders, that such holders desire to remove any Series A Director, the Corporation shall use its best efforts to ensure that a meeting of the holders of the Series A Preferred Stock is promptly called or that written consents are promptly solicited for such purpose.

(e) Series B Directors.

(i) So long as shares of Series B Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series B Preferred Stock shall have the exclusive right, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and any other series of Preferred Stock, to elect two directors of the Corporation. The directors elected by the holders of Series B Preferred Stock pursuant to this Subsection C.3(e) are referred to herein as the “Series B Directors.” At any meeting held for the purpose of the holders of Series B Preferred Stock electing a Series B Director, the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum for such election.

(ii) If any Series B Director shall cease to serve as a director for any reason, another director elected pursuant to this Subsection C.3(e) shall replace such director. Subject to any voting agreement in effect, any Series B Director may be removed, with or without cause, and a replacement Series B Director may be elected in his or her stead, at any time by affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, at a meeting of stockholders called for that purpose or by written consent. If a majority of the holders of the Series B Preferred Stock deliver written notice to the President or Secretary, or such other officer of the Corporation as may be authorized in the By-laws of the Corporation to give notice of meetings of stockholders, that such holders desire to remove any Series B Director, the Corporation shall use its best efforts to ensure that a meeting of the holders of the Series B Preferred Stock is promptly called or that written consents are promptly solicited for such purpose.

(f) Series D Director.

(i) So long as shares of Series D Preferred Stock remain outstanding, the holders of a majority of the outstanding shares of Series D Preferred Stock shall have the exclusive right, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock and any other series of Preferred Stock, to elect one director of the Corporation. The director elected by the holders of Series D Preferred Stock pursuant to this Subsection C.3(f) is referred to herein as the “Series D Director,” and, together with the Series A Directors and Series B Directors are the “Preferred Stock Directors.” At any meeting held for the purpose of the holders of Series D Preferred Stock electing a Series D Director, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum for such election.

(ii) If the Series D Director shall cease to serve as a director for any reason, another director elected pursuant to this Subsection C.3(f) shall replace such director. Subject to any voting agreement in effect, the Series D Director may be removed, with or without cause, and a replacement Series D Director may be elected in his or her stead, at any time by affirmative vote of the holders of a majority of the shares of Series D Preferred Stock then outstanding, at a meeting of stockholders called for that purpose or by written consent. If a majority of the holders of the Series D Preferred Stock deliver written notice to the President or Secretary, or such other officer of the Corporation as may be authorized in the By-laws of the Corporation to give notice of meetings of stockholders, that such holders desire to remove the Series D Director, the Corporation shall use its best efforts to ensure that a meeting of the holders of the Series D Preferred Stock is promptly called or that written consents are promptly solicited for such purpose.

4. Optional Conversion. The holders of Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Series A Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.55 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” initially shall be $0.55. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Series B Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.18889 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” initially shall be $1.18889. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(c) Series C Conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.50 by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” initially shall be $1.50. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(d) Series D Conversion. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.20 by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” initially shall be $2.20. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price is sometimes referred to herein as a “Conversion Price.”

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price then in effect. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(f) Mechanics of Conversion.

(i) In order for a holder of Convertible Preferred Stock to convert shares of Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock, at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price for any series of Convertible Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, including without limitation the Convertible Preferred Dividend.

(iv) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section C.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) Adjustments to Conversion Price for Diluting Issues: The Conversion Price in effect from time to time for each series of Convertible Preferred Stock shall be subject to adjustment after the applicable Original Issue Date as follows:

(i) Special Definitions. For purposes of this Section C.4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean, with respect to the Series A Preferred Stock or the Series B Preferred Stock, the date on which a share of Series B Preferred Stock was first issued, with respect to the Series C Preferred Stock, the date on which a share of Series C Preferred Stock was first issued and with respect to the Series D Preferred Stock, the date on which a share of Series D Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection C.4(g)(iii) below, deemed to be issued) by the Corporation after the applicable Original Issue Date, other than:

(I) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities, including the Convertible Preferred Stock;

(II) shares of Common Stock issued or issuable as a dividend or distribution on Convertible Preferred Stock;

(III) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection C.4(h) or C.4(i) below; or

(IV) up to an aggregate, representing the total number of shares, including grants and issuances made before the Series D Preferred Stock Original Issue Date, of 5,938,000 (or such greater number as the Board of Directors, including a majority of the Preferred Stock Directors and both Series B Directors, may approve from time to time) shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to the Corporation’s 2000 Omnibus Stock Plan or other plan or arrangement approved by the Board of Directors and by a majority of the members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its subsidiaries.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which any series of Convertible Preferred Stock is convertible shall be made, by adjustment to the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Subsection C.4(g)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price for such series of Convertible Preferred Stock in effect immediately prior to the issue of such Additional Shares. In addition, no adjustment shall be made to the Series A Conversion Price if the holders of a majority of the then outstanding shares of Series A Preferred Stock agree that no such adjustment shall be made to the Series A Conversion Price as the result of the issuance of Additional Shares of Common Stock, and no adjustment shall be made to the Series B Conversion Price or Series C Conversion Price, as the case may be, if the holders of at least 2/3 of the then outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be, agree that no such adjustment shall be made to the Series B Conversion Price or Series C Conversion Price, as applicable, as the result of the issuance of Additional Shares of Common Stock. Further, no adjustment shall be made to the Series D Conversion Price if the holders of a majority of the then outstanding shares of Series D Preferred Stock agree that no such adjustment shall be made to the Series D Conversion Price as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options (excluding Options covered by Subsection C.4(g)(i)(D)(IV) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that (1) for purposes of adjusting the Conversion Price for any series of Convertible Preferred Stock, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection C.4(g)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price with respect to such series in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and (2) provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any such unexercised Option, the applicable Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of such Conversion Price;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Prices then in effect shall forthwith be readjusted to such Conversion Prices as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price for any series of Convertible Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series on the original adjustment date, or (ii) the Conversion Price for such series that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(F) In the event the Corporation, after the applicable Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on such Original Issue Date or were issued after such Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the applicable Original Issue Date and the provisions of this Subsection C.4(g)(iii) shall apply.

(iv) Adjustment to Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the applicable Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection C.4(g)(iii)), without consideration or for a consideration per share less than the Conversion Price applicable to any series of Preferred Stock in effect on the date of and immediately prior to such issue (or deemed issue), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection C.4(g)(iv), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Subsection C.4(g), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection C.4(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event that the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and all such issuance dates occur after the Special Period and within a period of no more than 120 days of each other, then, upon the final such issuance, each Conversion Price shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving any effect to any adjustments as a result of such prior issuances within such period).

(h) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the applicable Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the applicable Original Issue Date combine the outstanding shares of Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(i) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Prices then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each of the Conversion Prices then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be to the Conversion Price in effect for any series of Convertible Preferred Stock if the holders of such series of Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(j) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the series of Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Convertible Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of such series of Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Common Stock on the date of such event.

(k) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection C.1(a), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (g), (h) or (i) of this Section C.4), then, following any such reorganization, recapitalization, consolidation or merger, each share of Convertible Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Convertible Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.4 set forth with respect to the rights and interest thereafter of the holders of such series of Convertible Preferred Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

(l) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Convertible Preferred Stock against impairment.

(m) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any series of Convertible Preferred Stock so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Convertible Preferred Stock.

(n) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for a purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

(a) Mandatory Conversion of Series A Preferred Stock. Upon the vote of two-thirds (2/3) of the holders of the Series A Preferred Stock, or the closing of the sale of shares of Common Stock in an underwritten firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the price to the public is at least $3.57 per share (which amount shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock) and the aggregate net proceeds therefrom total at least $30,000,000, accompanied by a listing on the Nasdaq National Market (a “Qualified Public Offering”) (the “Series A Mandatory Conversion Date,” also sometimes hereinafter referred to as a “Mandatory Conversion Date”), then: (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for Series A Preferred Stock and (ii) the number of authorized shares of Series A Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated Series A Preferred Stock, and all provisions included under the caption “Series A Convertible Preferred Stock” or references to the Series A Preferred Stock, shall be deleted and shall be of no further force or effect.

(b) Mandatory Conversion of Series B Preferred Stock. Upon the vote of two-thirds (2/3) of the holders of the Series B Preferred Stock, or the closing of a Qualified Public Offering (the “Series B Mandatory Conversion Date,” also sometimes hereinafter referred to as a “Mandatory Conversion Date”), then: (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for Series B Preferred Stock and (ii) the number of authorized shares of Series B Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated Series B Preferred Stock, and all provisions included under the caption “Series B Convertible Preferred Stock” or references to the Series B Preferred Stock, shall be deleted and shall be of no further force or effect.

(c) Mandatory Conversion of Series C Preferred Stock. Upon the vote of two-thirds (2/3) of the holders of the Series C Preferred Stock, or the closing of a Qualified Public Offering (the “Series C Mandatory Conversion Date,” also sometimes hereinafter referred to as a “Mandatory Conversion Date”), then: (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for Series C Preferred Stock and (ii) the number of authorized shares of Series C Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated Series C Preferred Stock, and all provisions included under the caption “Series C Convertible Preferred Stock” or references to the Series C Preferred Stock, shall be deleted and shall be of no further force or effect.

(d) Mandatory Conversion of Series D Preferred Stock. Upon the vote of two-thirds (2/3) of the holders of the Series D Preferred Stock, or the closing of a Qualified Public Offering (the “Series D Mandatory Conversion Date,” also sometimes hereinafter referred to as a “Mandatory Conversion Date”), then: (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for Series D Preferred Stock and (ii) the number of authorized shares of Series D Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated Series D Preferred Stock, and all provisions included under the caption “Series D Convertible Preferred Stock” or references to the Series D Preferred Stock, shall be deleted and shall be of no further force or effect.

(e) Notice on Mandatory Conversion. All holders of record of shares of any series of Convertible Preferred Stock shall be given written notice of any Mandatory Conversion Date with respect to such series and the place designated for mandatory conversion of all such shares of such series of Convertible Preferred Stock pursuant to this Section C.5. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of shares of the series of Convertible Preferred Stock subject to mandatory conversion under this Section C.5 (which shares are sometimes hereinafter referred to as “Mandatory Conversion Shares”), at such holder’s address last shown on the records of the transfer agent for such series of Convertible Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of Mandatory Conversion Shares shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section C.5. On the Mandatory Conversion Date, all outstanding Mandatory Conversion Shares shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to shares of the series of Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Mandatory Conversion Shares have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates of Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection C.4(e) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(f) Retirement of Certificates. All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after an applicable Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of such series of Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Convertible Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

6. Waiver.

(a) To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein, including without limitation, any right to dividends or liquidation preference, may be waived or defeased on behalf of all holders of Series A Preferred Stock by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

(b) To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein, including without limitation, any right to dividends or liquidation preference, may be waived or defeased on behalf of all holders of Series B Preferred Stock by the affirmative consent or vote of the holders of at least two thirds (2/3) of the shares of Series B Preferred Stock then outstanding.

(c) To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein, including without limitation, any right to dividends or liquidation preference, may be waived or defeased on behalf of all holders of Series C Preferred Stock by the affirmative consent or vote of the holders of at least two thirds (2/3) of the shares of Series C Preferred Stock then outstanding.

(d) To the fullest extent permitted by law, any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein, including without limitation, any right to dividends or liquidation preference, may be waived or defeased on behalf of all holders of Series D Preferred Stock by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

FIFTH. In furtherance of and not in limitation of the powers conferred by statute, but subject to Section 3 of Article FOURTH, the Bylaws of the corporation may be adopted, amended or repealed by the Board.

SIXTH. Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

SEVENTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.

EIGHTH. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages arising out of such director’s breach of his fiduciary duty as a director of the corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH.

1. Actions, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other dun an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceed, and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against an expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including. attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, an, adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided however that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by a majority vote of such disinterested directors, whether or not a quorum, (c) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) if there are no disinterested directors, or if such disinterested directors so direct by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (e) by a court of competent jurisdiction.

7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

TENTH. This corporation is to have perpetual existence.

ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand as of December 21, 2006.

/s/ Yang Zhao, PhD
Yang Zhao, PhD
President and CEO

State of Delaware Secretary of State Division of Corporations Delivered 11:41 AM 11/20/2007 FILED 11:36 AM 11/20/2007 SRV 071241756 – 2991439 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

MEMSIC, INC.

MEMSIC, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1. That the Company’s amended and restated Certificate of Incorporation as now in effect, has been amended by inserting the following paragraph immediately following the first paragraph of Article FOURTH thereof:

That each share of common stock issued and outstanding at the close of business on November 9, 2007 is hereby changed into one-half (1/2) a share of common stock with $.00001 par value per share, without any further action by the holders of such shares; provided that no fractional shares shall be issued and each holder of common stock who would otherwise be entitled to receive a fraction of a share shall receive in lieu thereof cash equal to such fraction multiplied by the fair market value of a share of common stock immediately before such change as determined by the Board of Directors; and that each of the officers of the Company be and is hereby authorized to file with the Secretary of State of Delaware a Certificate of Amendment of the Company’s Certificate of Incorporation reflecting and effecting the reverse stock split, in a form approved by such officers.

2. That this amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with Sections 228 and 242 of the General Company Law of Delaware.

IN WITNESS HEREOF, the Company has caused this Certificate of Amendment to be signed by Robert Birnbaum, its Secretary, thereto duly authorized, this 20th day of November, 2007.

MEMSIC, INC.

By:	/s/ Robert Birnbaum
Robert Birnbaum, Secretary